Exhibit 99.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                June 20, 2005
Mail Stop 03-05

Via US Mail and Facsimile
-------------------------

Mr. H. Martin DeFrank
President and Chief Financial Officer
447B Doheny Drive
Beverly Hills, California 90210

Re:     Kings Road Entertainment, Inc.
        Form 10-KSB for the year ended December 31,2004
        Commission file #: 000-14234

Dear Mr. DeFrank:

We have reviewed the above referenced filing and have the following comments. Where indicated, we think you should revise your document in response to these comments. If you disagree, we will consider your explanation as to why our comment is inapplicable or a revision is unnecessary. Please be as detailed as necessary in your explanation. In some of our comments, we may ask you to provide us with supplemental information so we may better understand your disclosure. After reviewing this information, we may or may not raise additional comments.

Please understand that the purpose or our review process it to assist you in your compliance with the applicable disclosure requirements and to enhance the overall disclosure in your filing. We look forward to working with you in these respects. We welcome any questions you may have about our comments or any other aspect of our review. Feel free to call us at the telephone numbers listed at the end of this letter.

                       ***********************************
Form 10-KSB for the year ended December 31, 2004

Financial Statements
--------------------
Statements of Cash Flows
------------------------

     1. We note that your statements of cash flow present the change in film development costs as an operating activity in 2003 and an investing activity in 2004. In future filings, please classify all outflows of cash related to film development costs as an operating activity. See paragraph 55 of SOP 00-02.

Mr. H. Martin DeFrank
Kings Road Entertainment, Inc.
June 20, 2005
Page 2

Notes to Financial Statements
-----------------------------

Note 1. Significant Accounting Policies
---------------------------------------

-General
--------

     2. We note that your accounts receivable balance is a significant portion of total assets. Please tell us, and include in future filings, your accounting policy for establishing as allowance for doubtful accounts, determining past due or delinquency status and charging off uncollectible receivables. Additionally, please tell us if there is an allowance for doubtful accounts established as of December 31, 2004. See paragraph 13 a-c of SOP 01-6. Also, tell us your basis for your conclusion that you net accounts receivable aggregating $166,906 at December 31, 2004 are collectible.

-Film Development Costs
-----------------------

     3. We note that you refer to the accounting guidance set forth in FASB Statement No. 53 as applicable for the accounting for film development costs. In future filings, please refer to, and ensure you are following SOP 00-2,the accounting literature that is applicable based on SFAS 139,which superceded SFAS No.53 in June 2000.

Note 2. Film development Costs
------------------------------

     4. Tell us and explain in detail in the notes to your financial statements in future filings your basis for your conclusion that capitalized film development costs aggregating $69,437 are realizable at December 31,2004. As part of your response and your revised disclosure, please explain in further detail how you evaluated these capitalized costs for impairment. We may have further comment upon receipt of your response.

Note 6. Commitments and Contingencies, page F-15
------------------------------------------------

     5. We note from your disclosure that you filed suit against Messrs. Berresheim, Ottens, the Florida entities, et al, for the sum of $103,517. Please tell us, and disclose in future filings, if this amount is included as a receivable on the balance sheet at December 31, 2004. If it is included in receivables, please tell us if there is a reserve established against the receivable. If not, please explain why.

Mr. H. Martin DeFrank
Kings Road Entertainment, Inc.
June 20,2005
Page 3

Note 8. Discontinued Operations
-------------------------------

     6. Please tell us the nature and amount of the consideration received in connection with the sale of the Animal Town subsidiary and explain how the gain on the sale of this subsidiary during 2003 of $33,043 was calculated or determined.

Forms 10-QSB for the quarters ended July 31, 2004, October 31, 2004, and January 31, 2005

     7. Comply with the comments on the Form 10-KSB for the year ended April 30, 2004 as they apply to filings on Form 10-QSB. Also, please file your delinquent Quarterly Reports on Form 10-QSB as soon as possible or explain why this cannot be done.

                       **********************************

As appropriate, please respond to these comments with 10 business days or tell us when you will provide us with a response. Please furnish a cover letter that keys your response to our comments and provides any requested supplemental information. Please understand that we may have additional comments after reviewing your responses to our comments.

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filings reviewed by the staff to be certain that they have provided all information investors require for an informed decision. Since the company and its management are in possession of all facts relating to a company's disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

In connection with responding to our comments, please provide, in writing, a statement from the company acknowledging that:

     the company is responsible for the adequacy and accuracy of the disclosure in the filings;

     staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     the company may not assert comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Mr. H. Martin DeFrank
Kings Road Entertainment, Inc.
June 20, 2005
Page 4

In addition, please be advised that the Division of Enforcement has access to all information you provide to the staff of the Division of Corporation Finance in our review of your filing or in response to our comments on your filing.

You may contact Claire Lamoureux at 202-551-3301 or me at 202-551-3813 if you have questions.



                                                  Sincerely,

                                                  /s/ Linda Cvrkel

                                                  Linda Cvrkel
                                                  Branch Chief